Exhibit 10.1

OMNIMMUNE HOLDINGS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the date indicated below (the “Effective Date”) between Omnimmune Holdings, Inc., a Delaware corporation (“Omnimmune”), and Becker Advisors, Ltd., a New Jersey corporation (“Contractor”) and Howard Becker, individually (“Becker”)(together with Contractor, the “Consultant”).   Omnimmune and Consultant are sometimes collectively referred to in this Agreement as the “Parties.”

OMNIMMUNE HOLDINGS, INC.

Authorized Signature:/s/ Harris A. Lichtenstein

Printed Name:  Harris A. Lichtenstein, Ph.D.

Position:  President

Address:

4600 Post Oak Place, Suite 352
Houston, TX 77027

Telephone No.: (713) 622-8400
Facsimile No.: (713) 626-7566

CONSULTANT BECKER ADVISORS, LTD. Authorized Signature: /s/ Howard Becker Printed Name: Howard Becker Position: President/CEO ____________________________ Howard Becker, in his individual capacity	Address: 29 Old Short Hills Road Millburn, NJ 07041 Telephone No.: (917) 553-7784 Facsimile No.: (212) 656-1752 Email: hbecker@beckeradvisors.com

TODAY’S DATE:            AUGUST 12, 2008

ADDITIONAL TERMS AND CONDITIONS OF THIS AGREEMENT BEGIN ON THE FOLLOWING PAGE.

TERMS AND CONDITIONS

Omnimmune wishes to engage Contractor to provide certain Services (defined below) to Omnimmune and Omnimmune Corp., a Delaware corporation and wholly owned subsidiary of Omnimmune (“Omnimmune Corp.” and together with Omnimmune, “Company”) and Contractor wishes to provide the Services to Omnimmune, all pursuant to the terms and conditions set forth in this Agreement;

In consideration of the benefits they will each receive as a result of the relationship created by this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by this Agreement, hereto hereby agree as follows:

1. Definitions.  The following are the definitions for certain defined terms used in this Agreement:

(a)
“Proprietary Information” shall mean any and all nonpublic proprietary technical and nontechnical data, information, agreements, documents, intellectual property and other property of Company or any affiliate thereof and any and all proprietary rights relating thereto, which is of tangible or intangible value to Company or any affiliate thereof and is not public information or is not generally known or available to Company's competitors, but is known only to Company or its affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, all business methods, practices and concepts; business and financial information and records, including, without limitation, accounting records, tax returns, financial statements, projections, forecasts or other budgets, other financial data or plans, business plans and strategies; product plans, customer lists and other customer-related information; vendor or supplier lists and other vendor or supplier-related information; computer or data base files; passwords or other access codes; software and operating code or source code relating thereto; any and all contractors, subcontractors; inventions and invention-related reports, analyses, notes, interpretations, formulae, processes, and patent applications, and the proprietary rights thereto; the terms of this Agreement and any other agreement between the Parties; and Work Product.

(b)
“Trade Secrets” shall mean Proprietary Information (including, but not limited to a business information, technical or non-technical data, formulas, patterns compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers) that:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  To the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law.

(c)
“Work Product” shall mean all of Consultant's right, title, and interest in and to any and all Proprietary Information and Trade Secrets (and all proprietary rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that was or is developed, made, conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the period of Services for engagement with Company or within twelve (12) months after termination of such Services or engagement.

2. Services.  Consultant hereby agrees during the “Term” (as defined in Section 5) to perform the “Services” set forth in Schedule A to this Agreement.  Consultant agrees to perform the Services in a diligent, timely, effective and professional manner.  Consultant agrees to provide Omnimmune with periodic information regarding the status of and progress with respect to the Services, as and to the extent reasonably requested by Omnimmune as described on Schedule A.

3. Restrictive Covenants.

(a)
Nonuse and Nondisclosure.  Consultant acknowledges that it may be exposed to certain Proprietary Information and Trade Secrets and the proprietary rights thereto during the Term, and its unauthorized use or disclosure of such information, data or rights could cause immediate and irreparable harm to Company.  Accordingly, except to the extent that it is required to use such information or data to perform its obligations as a consultant of Omnimmune,  Consultant agrees that it shall not (and shall take full responsibility for ensuring that none of its agents), without the express and duly authorized written consent of Omnimmune, which consent may be withheld, delayed, denied or conditioned in Omnimmune’s sole and absolute discretion, use or modify for use, directly or indirectly, in any way for any Person, any Proprietary Information or Trade Secrets or the proprietary rights thereto, during the Term and following the termination of this Agreement.  Consultant agrees that any Proprietary Information or Trade Secrets or the proprietary rights thereto shall remain the exclusive property of Company, and Consultant shall not have any ownership interest therein. In addition, except to the extent it is required to use such information or data to perform its obligations as an independent contractor of Omnimmune, Consultant agrees that it shall not (and shall take full responsibility for ensuring that none of its agents), without the express and duly authorized written consent of Omnimmune, redistribute, market, publish, disclose or divulge to any other Person, (i) any of Company's Proprietary Information and proprietary rights thereto during the Term and for a period of three (3) years immediately thereafter; and (ii) any of Company's Trade Secrets and proprietary rights thereto at any time during which such information shall constitute a Trade Secret (whether before, during or after termination of this Agreement).

(b)
Limitation on Solicitation of Customers and Personnel. During the Term and for a period of three (3) years immediately thereafter, Consultant shall not, directly or indirectly, alone or in conjunction with any other person, (i) solicit any actual or actively sought prospective client or customer of Company with whom or which Consultant had contact during the Term or with respect to whom or which Consultant was provided Proprietary Information by Company during the Term (an “Omnimmune Customer”) for the purpose of providing such Omnimmune Customer products or services that are substantially similar to or competitive with Company’s business, (ii) solicit any employee, other personnel or independent contractor of Company (a “Protected Person”) for the purpose of encouraging such Protected Person to sever an employment, contractual or other relationship with Company or (iii) hire or otherwise retain a Protected Person to perform services of a nature substantially similar to that which such Protected Person performed for Company within a three (3) year period prior to any such hiring or engagement.

4. No Conflicting Obligation.  Consultant represents that its performance of all the terms of this Agreement and as a Consultant of Omnimmune does not and will not breach any agreement between it and any other person or entity.  Consultant has not entered into, and it agrees it will not enter into, any agreement either written or oral in conflict herewith.  Consultant shall, during the Term, diligently promote the interests of Company.  Consultant shall serve Omnimmune to the best of its ability, faithfully, honestly, diligently and efficiently.

5. Term.  Unless terminated earlier as provided below, the term of Contractor's relationship with Omnimmune pursuant to this Agreement (the “Term”) shall commence as of the Effective Date and continue for an initial period of time as set forth on Schedule B (the “Initial Term”).  Notwithstanding anything to the contrary in this Agreement, Omnimmune may terminate the Term (i) at any time, without cause, upon thirty (30) days prior written notice of such termination to Contractor, or (ii) immediately “for cause” if Consultant is in material breach of any provision of this Agreement or otherwise has engaged in conduct that poses a material risk to Company or its customers.  In the event of a termination without cause of the Agreement by Omnimmune during the Term hereof, or in the event Omnimmune elects not to renew the Initial Term or any subsequent Term as provided herein, in either event Contractor shall be entitled to a termination payment equal to three month’s consulting fees hereunder.  References in this Agreement to “Term” shall refer to the Initial Term and any and all Renewal Terms.

6. Independent Contractor Relationship.  Consultant shall perform the Services under the general direction of Omnimmune but Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished.  The Parties expressly agree that Consultant's relationship with Omnimmune and each of its affiliates during the Term shall be that of an independent contractor, and under no circumstances shall Consultant, or any of Consultant's employees or agents, be deemed an employee, partner, agent or joint venture of Omnimmune or any of its affiliates.

7. Return of Company Documents.  At the conclusion of the Term, for any reason set forth in Section 5, or for no reason at all, Consultant will promptly deliver to Omnimmune all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material (and regardless of whether any of the foregoing is kept in physical or electronic form) containing or disclosing any Proprietary Information and Trade Secrets, including, without limitation, Work Products, and any and all other Company property, along with any and all proprietary rights relating thereto of Company.  Consultant further agrees that any property situated on Company's premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8. Payment for Services.  The compensation to be paid by Omnimmune to Contractor is set forth on Schedule C to this Agreement (the “Compensation”).  The Compensation shall constitute Contractor's sole compensation for performing the Services for Omnimmune.  Schedule C also sets forth any arrangements between Omnimmune and Contractor with respect to expenses that are to be borne by Omnimmune or with respect to which Consultant may seek reimbursement. Contractor agrees to give Omnimmune at least fifteen (15) days prior notice of any travel expenses with respect to which Contractor seeks reimbursement (to the extent such reimbursement is permitted by Schedule C).  Notwithstanding any provision in this Agreement to the contrary, in no event shall Omnimmune have any obligation to pay Becker or any other Person for any services he may perform for or on behalf of Contractor in the discharge of its duties under this Agreement.

9. Indemnity.  Omnimmune agrees to indemnify, defend and hold harmless Consultant, and its officers, directors, employees, and agents from and against any claims, demands, investigations, suits or actions for any and all liabilities, losses, damages, penalties, costs or expenses (including without limitation court costs, legal fees, awards or settlements) arising out of or in connection with this Agreement and the performance by Consultant of its duties hereunder; provided, however, that Omnimmune’s indemnity obligations under this Section will not apply to the extent arising directly from Consultant’s gross negligence, willful malfeasance or willful or intentional misconduct or other act or omission in breach of this Agreement.

10. Remedies.

(a)
Tolling.  Consultant hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Consultant is not enjoined (either temporarily or permanently) from breaching any of the restraints set forth in this Agreement, then if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

(b)
Ancillary Provisions.  Sections 3 and 7 of this Agreement shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of Consultant against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Omnimmune of such Sections.

11. Binding Effect and Assignability.  The rights and obligations of Omnimmune under this Agreement shall inure to the benefit of and shall be binding upon any affiliates, successor or assign of or to the business of Company.  Neither this Agreement nor any rights or obligations of Consultant shall be transferable or assignable by Consultant without Omnimmune's prior written consent, and any attempted transfer or assignment hereof by Consultant not in accordance herewith shall be null and void.

12. Severability.  All Sections, sub-Sections, paragraphs, terms and provisions of this Agreement are severable, and the unenforceability or invalidity of any of the terms, provisions, Sections, sub-Sections or paragraphs of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, Sections, sub-Sections or paragraphs of this Agreement, but such remaining terms, provisions, Sections, sub-Sections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties.

13. Captions and Counterparts.  The Section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

14. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served or if telecopied (if telecopied on a business day and during business hours at the place of receipt and if receipt is confirmed) three (3) days after mailed if mailed by reputable international overnight delivery service, postage prepaid and in any event addressed to the address set forth in the signature clause to this Agreement or to such other address as shall be designated by written notice issued pursuant hereto.

15. Recovery of Attorney's Fees.  In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party's reasonable costs and attorney's fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

16. Waiver.  The waiver by any party to this Agreement of a default or breach of any Section, sub-Section or provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent default or breach of the same or of a different Section, sub-Section or provision by any party hereto.

17. Governing Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with and under and pursuant to the laws of the State of Delaware, United States of America.

18. Entire Agreement.  This Agreement, including the Schedules attached hereto, contains the complete agreement concerning the arrangement between Omnimmune and Consultant as of the date hereof.

19. Schedules.  Attached to this Agreement and incorporated herein by reference are three schedules, A (Services), B (Term), C (Compensation), D (Expenses), E (Miscellaneous).

SCHEDULE A
SERVICES

Consultant is to provide the following services (the “Services”), as requested by Omnimmune from time to time during the course of this Agreement:

Contractor shall retain the services of Becker (and no other Person) to serve in the capacity of an officer of Omnimmune, initially with the title Chief Operating Officer, and as an officer of Omnimmune Corp., if appointed by the board of directors thereof, in which capacity he will advise and otherwise assist Omnimmune, Omnimmune Corp. and their management in connection with various matters related to Omnimmune’s financings, whether debt or equity, any third party transactions, various SEC related compliance matters, interaction with Omnimmune’s attorneys and advisors, negotiation and implementation of third party agreements, investor relations, and other similar activities, functions and responsibilities related to the running of the public company.  Howard Becker shall report to the Chief Executive Officer of Omnimmune (or if that position remains unfilled, to the President or Board of Directors).  Omnimmune acknowledges that Consultant, including its principal, Howard Becker, shall at no time be acting as an attorney for Omnimmune or Omnimmune Corp. or providing legal advice.

Consistent with the foregoing, Consultant jointly and severally, hereby represents and warrants that Becker owns all of the issued and outstanding ownership interests in Contractor and is the sole officer and is authorized to act for and on behalf of Contractor.  Consultant, jointly and severally, agrees to notify Omnimmune before any transfer, pledge, hypothecation, or other disposition of ownership interest in Contractor is made either by Contractor or Becker, and that Consultant shall in no event undertake to provide or otherwise satisfy or attempt to satisfy its obligations under this Agreement by or through the services of any Person other than Becker without the prior written consent of Omnimmune.

SCHEDULE B
TERM

(1)	All work will be performed under the direction of Omnimmune’s President.

(2)
This Agreement shall be effective as of close of business, August 12, 2008 and shall continue through and including July 31, 2009.  This Agreement shall be automatically renewed thereafter for successive one year periods unless terminated in writing by either party on no less than 30 days advance written notice.

(3)
Consultant shall perform the Services under the general direction of the President, but Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished.  Consultant is an independent contractor and is not an agent or employee of Company and has no authority under this contract to bind Company by contract or otherwise.  Insomuch as Consultant is not an employee of Company, and therefore Omnimmune will not retain any withholding or other employee taxes and Omnimmune will not provide any employee benefits, including but not limited to medical or dental insurance, vacation pay, or sick pay.

SCHEDULE C
COMPENSATION

(1)
Consultant agrees to provide services to Omnimmune, as more fully described in Schedule A, at the direction of Omnimmune’s President.  In exchange, Omnimmune will pay Contractor Seven Thousand Five Hundred Dollars ($7,500) on a monthly basis (the “Monthly Fee”), with one-half of such amount being paid in advance on the first and fifteenth of each calendar month.  For purposes of this Agreement, the first installment to be paid under this agreement shall due and payable on August 15, 2008, covering the days from August 13, 2008, to and including August 31st, totaling $4,500.  In addition to the forgoing, Company shall pay Contractor a signing bonus in the amount of $3,000, with the amount due on August 15th, being a total of $7,500. The next payment due under this Agreement shall be on September 1st, covering the period from September 1st through September 15th.  .  Notwithstanding the foregoing, each of the Parties acknowledge that Company has advanced Contractor the amount of $7,500, which shall be credited against the amounts due hereunder.

(2)	It is contemplated that Consultant shall provide between 50 and 80 hours per month in the performance of the Services.

(3)
The parties acknowledge the possibility that the services which Omnimmune desires Consultant to perform hereunder may necessitate the expenditure of more time per month than the 50 to 80 hours per month currently contemplated.  In the event that Consultant is called upon to perform more than the above range during any month hereof, Company shall pay Consultant on a pro rata basis for the time expended in excess of 80 hours, calculated based upon a 40 hour week at an annual rate of $180,000.   (By way of example, if Consultant expends 120 hours in one month in the rendition of services for Omnimmune, Consultant shall receive total consulting fees of $11,250 for that month rather than $7,500).   Any such excess payments shall be made within 15 days of receipt of an appropriate invoice therefore.

(4)	Consultant agrees to submit an activity report describing work performed to Omnimmune’s President upon request.

(5)
Simultaneously with the execution hereof, Becker and Omnimmune shall enter into a Nonqualified Stock Option Agreement, substantially in the form attached hereto as Exhibit A (the “Option Agreement”).  Pursuant to the terms of the Option Agreement, Becker shall have the right to purchase 100,000 shares of Omnimmune Common Stock at a strike price of  $2.50 per share.

(6)	Contractor or Becker, as applicable, shall be eligible for bonuses, in cash or stock, during the Term hereof, as determined by Company’s Board of Directors in its sole and absolute discretion.

SCHEDULE D
EXPENSES

(1)
Omnimmune shall reimburse Contractor for all of its reasonable, out-of-pocket expenses incurred in the rendition of the services hereunder, provided, however, that Contractor shall have submitted an expense report in form satisfactory to the Company with such receipts or other substantiation as reasonably required by the Company.

(2)
Omnimmune shall provide Contractor with a rental allowance of $1,100 per month during the term of this Agreement for the rental of office space to be utilized by Consultant to perform services for Omnimmune hereunder.  This allowance shall be paid, at Contractor’s direction, either to Contractor or to the particular landlord.

SCHEDULE D
MISCELLANEOUS

The parties agree and acknowledge that Consultant and/or its principal, Howard Becker, is currently serving as an officer and director of other public companies, and that nothing in this Agreement shall prevent Consultant from continuing in such roles, and take on additional engagements, so long as any such engagements do not conflict with the Consultant’s duties or the performance of its obligations hereunder.